Exhibit 10.1

July 24, 2023

Juan Pablo Frias, MD

Dear Juan,

I am pleased to offer you employment with Biomea Fusion Inc. (the "Company"). The purpose of this letter is to set forth the terms of your proposed employment with the Company. If you indicate your agreement to the terms in this letter by signing the last page, this letter will constitute your employment agreement with the Company (the "Agreement").

1. Employment and Duties.

A.
The Company will employ you as Chief Medical Officer, Head of Diabetes effective as of August 31, 2023. Your position will be full-time, and you will devote your full time and effort to the business and affairs of the Company. Full-Time duties to start no later than November 1, 2023. You will report directly to the Chief Executive Officer.
B.
Your duties will be to establish and be responsible for strategic development and tactical implementation of the clinical studies for our research program in the diabetes space and other programs as assigned. This will include providing direct medical and physician oversite for phase I/II and proof of concept clinical trials, and clinician input into all aspects of discover and preclinical development, from target selection to preclinical and regulatory strategy, and tactics. The scope for the role is broad and requires an interest for working with many different tasks and duties. You will contribute to Biomea Fusion's success and will be interacting with senior leaders including the CEO routinely as duties are given you. You will perform the duties in good faith and to the best of your ability and will render all services which may be required of you in such position.
C.
Your principal place of employment shall be 900 Middlefield Road, Redwood City, California; provided that, you may be required to travel on Company business during your employment.

2. Compensation.

A.
Your initial base salary will be $500,000 per annum ("Base Salary"). Your Base Salary will be paid at periodic intervals, no less frequently than once per month, in accordance with the Company's payroll practices. The Company, however, retains the sole discretion to set salaries and other compensation at levels it deems appropriate.
B.
The Company may, in its sole discretion, pay you a bonus. Your target bonus amount is 40% percent of your Base Salary. If the Company decides to pay you a bonus the Company will, in its sole discretion, determine the bonus amount and pay it at a time that the Company will, in its sole discretion, determine the bonus amount and pay it at a time that the Company will determine. The bonus is not earned until paid and no amount will be paid if your employment terminates for any reason prior to the payment date. Any bonus for the fiscal year in which employment begins will be prorated, based on the number of days you are employed by the Company. You must be employed by September 30th of the year in order to be eligible for a Bonus.

Biomea Fusion Inc.

900 Middlefield Road, 4th Floor, Redwood City, CA 94063

www.biomeafusion.com

Exhibit 10.1

C.
Following your start of employment, and subject to Board approval, you will be granted an option to purchase 300,000 shares of the Company's Common Stock (the "Option"). Options typically are granted on approximately the 1st and the 15th day of each month for any new hire that has started since the previous grant date. The Company's options are granted at fair market value based on the closing price on the date of grant as quoted on the NASDAQ exchange and are governed by the terms and conditions of the Company's 2021 Incentive Award Plan and the associated option agreement. The Option will be subject to a four-year vesting schedule, under which l/l6th of the total will vest quarterly, after the date you begin employment.
D.
The Company will deduct and withhold, from any and all compensation paid to you in connection with your employment, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company Wider applicable statute or regulation.

3. Expense Reimbursement.

You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred. You must obtain written permission of your immediate superior before incurring any expense in excess of $2,000 (two thousand dollars).

4. Fringe Benefits.

A.
You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, and other employee benefit plans, which are made available to employees of the Company and for which you qualify.
B.
You will be eligible to participate in the Company's time-off policy. New employees are required to be employed for 30 days, prior to requesting time-off.
C.
You will be entitled to 5 sick days annually in accordance with Company policy and accrue such sick days in accordance with such policy and applicable state or local law.

5. Outside Employment and Competition During Employment Prohibited.

A. During your employment with the Company: (i) you will devote your full working time and effort to the performance of your duties; and (ii) except as approved in writing by the Company's President and Chief Executive Officer, you will not directly or indirectly, whether for your own account or as an employee, consultant, or advisor, provide services to any business enterprise other than the Company.

B. Notwithstanding the provisions of Section 6(A), you will have the right to perform such incidental services as are necessary in connection with (i) your private passive investments, (ii) your charitable or community activities, and (iii) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services.

6. Proprietary Information/Intellectual Property.

Upon signing this Agreement, you will also sign and deliver to the Company the standard-form Proprietary Information and Inventions Assignment Agreement.

7. Termination of Employment.

Biomea Fusion Inc.

900 Middlefield Road, 4th Floor, Redwood City, CA 94063

www.biomeafusion.com

Exhibit 10.1

A.
Your employment with the Company shall be at will. This means that either you or the Company may terminate your employment at any time, for any reason or no reason, without prior notice.
B.
Upon termination of your employment for any reason, you agree that you shall be deemed to have resigned from all positions that you may hold as an officer or member of the Board of the Company or of any of its affiliates.

8. Waiver of Jury Trial; Miscellaneous

A.
WAIVER OF TRIAL BY JURY: The parties to this Agreement waive any right to a trial by jury with regard to all claims arising under or concerning this Agreement to ensure expeditious resolution of such claims.
B.
This Agreement, for all purposes, shall be construed in accordance with, and governed by, the laws of California without regard to conflicts of laws principles. The exclusive venue for all disputes arising under or concerning this Agreement shall be the state and federal courts with jurisdiction over San Mateo County, California.
C.
Unless specifically provided herein, this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
D.
No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in a writing that specifically states the amendments and modifications and is signed by you and the Chief Executive Officer of the Company.
E.
No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
F.
This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile, electronic, and .pdf signatures shall be considered original signatures for purposes of this Agreement.

9. Background Check

This offer is contingent upon a clear background check. You agree to assist as needed and to complete any documentation at the Company's request to meet this condition. Should your background check not be completed before your scheduled start date, the Company will permit you to start work provisionally, subject to a final clear background check. If the contingency for the background check is not met, then your employment will be terminated for Cause.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company. This offer, if not accepted, will expire within two days of the date of this offer letter.

Biomea Fusion Inc.

900 Middlefield Road, 4th Floor, Redwood City, CA 94063

www.biomeafusion.com

Exhibit 10.1

Very truly yours,
Biomea Fusion Inc.
By	/s/ Thomas Butler
Thomas Butler
CEO

ACCEPTED BY AND AGREED TO
Signature:	/s/ Juan Frias
Print Name:	Juan P. Frias
Dated:	July 31st, 2023

Biomea Fusion Inc.

900 Middlefield Road, 4th Floor, Redwood City, CA 94063

www.biomeafusion.com